Exhibit 99.1

MIRATI THERAPEUTICS REPORTS FINANCIAL RESULTS AND BUSINESS UPDATE FOR THE FIRST QUARTER 2016

SAN DIEGO — May 5, 2016 — Mirati Therapeutics, Inc. (NASDAQ: MRTX) today reported financial results for the first quarter ended March 31, 2016 and provided an update on its product development programs.

“We are encouraged by the progress made so far this year in advancing our three clinical stage oncology drug candidates, which we believe hold significant promise for patients with lung cancer and other serious forms of cancer,” said Charles M. Baum, M.D., Ph.D., President and CEO of Mirati.

“We recently presented two abstracts at the 2016 American Association for Cancer Research (AACR) Annual Meeting, one featuring pre-clinical data on glesatinib, our tyrosine kinase inhibitor targeting MET and Axl, the other on mocetinostat, our spectrum-selective HDAC inhibitor.   We look forward to additional presentations at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting in June.  Our clinical pipeline continues to mature with near-term opportunities for immuno oncology combination studies.”

Recent and Upcoming Operational Highlights

AACR Presentations

Glesatinib (MGCD265)

Presented pre-clinical data from multiple models of cancers driven by MET splice site mutations that result in the deletion of exon 14 (METex14del), which are implicated as oncogenic drivers in a subset of non-small cell lung cancer (NSCLC)

•                  Significant regression in tumors following treatment with glesatinib was shown in an amplified METex14del-driven gastric xenograft model, as well as in two novel NSCLC METex14del-positive PDX models

•                  These data provide further evidence that MET14exdel mutations are oncogenic drivers sensitive to targeted therapeutics

Mocetinostat (MGCD103)

Presented pre-clinical data on mocetinostat’s effect as an immune-enhancer, as well as its potential to be used in combination with immune checkpoint inhibitors such as PD-1/PD-L1 antagonists

•                  Data showed mocetinostat increased the expression of certain immunomodulatory factors and immune cell sub-populations, providing evidence that mocetinostat modulates key immune regulators and that there is a strong rationale for its combination with immune checkpoint inhibitors

Phase 2 clinical trial for mocetinostat in combination with durvalumab, MedImmune’s investigational anti-PD-L1 immune checkpoint inhibitor, expected to begin in the second quarter of 2016

•                  Will be conducted in patients with NSCLC, including those who are PD-L1 low and who have failed prior checkpoint inhibitor treatment, two significant areas of unmet medical need

Corporate

Promoted Jamie Donadio to Senior Vice President and Chief Financial Officer, expanding his role from Vice President of Finance

First Quarter 2016 Financial Results

Cash, cash equivalents, and short-term investments were $107.7 million at March 31, 2016, compared to $122.3 million at December 31, 2015.

Research and development expenses for the first quarter of 2016 were $18.0 million, compared to $8.2 million for the same period in 2015. The increase in research and development expenses relates to an increase in expenses associated with ongoing clinical trials, primarily for glesatinib (MGCD265). The higher expenses also include an increase in other research and development expenses, which reflects higher compensation costs due to an increase in  employees during the first quarter of 2016 compared to the same period of 2015.

General and administrative expenses for the first quarter of 2016 were $4.1 million, compared to $3.8 million for the same period in 2015. The increase in general and administrative expense primarily reflects higher compensation costs due to an increase in employees during the first quarter of 2016 compared to the same period of 2015.

Net loss for the first quarter of 2016 was $21.9 million, or $1.13 per share basic and diluted, compared to net loss of $11.9 million, or $0.77 per share basic and diluted for the same period in 2015.

About Mirati Therapeutics

Mirati Therapeutics develops molecularly targeted, single agent and immuno-oncology combination therapies intended to treat cancer. Mirati’s approach combines the three most important factors in oncology drug development, 1) researching and developing drug candidates that target genetic and epigenetic drivers of cancer, 2) designing creative and agile clinical development strategies that select for patients whose tumors are dependent on specific driver alterations, and 3) leveraging a highly accomplished oncology precision medicine leadership team. The Mirati team uses a blueprint — proven by their prior work — for developing potential breakthrough cancer therapies, with accelerated development paths, in order to improve outcomes for patients. Mirati is advancing three drug candidates through clinical development for multiple oncology indications. More information is available at www.mirati.com.

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Contacts:

Marcy Graham

Mirati Therapeutics Inc.

Vice President, Investor Relations and Corporate Communications

(858) 332-3557

grahamm@mirati.com

Jesse Baumgartner

Stern Investor Relations

Senior Associate

(212) 362-1200

jesse@sternir.com

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, contain “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties. For more detailed disclosures and discussions regarding such forward looking statements, please refer to Mirati’s filings with the U.S. Securities and Exchange Commission (“SEC”), including without limitation Mirati’s filings on Forms 10-K, 10-Q, and 8-K. Forward looking statements are based on the current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology, or by statements that certain actions, events or results “may” or “would” be taken, occur or be achieved. Such statements include, but are not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward looking statements involve significant risks and uncertainties and are neither a prediction nor a guarantee that future events or circumstances will occur. Such risks include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks described in Mirati’s filings with the SEC. We are including this cautionary note to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The information in this news release is given as of the date above and Mirati expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$107,669	$122,327
Other current assets	2,232	3,075
Total current assets	109,901	125,402

Property and equipment, net	601	614
Other assets	2,001	2,001
Total assets	$112,503	$128,017

Liabilities and Stockholders Equity
Current liabilities
Accounts payable and accrued liabilities	$10,816	$9,798
Other liability	34	43
Total liabilities	10,850	9,841

Stockholders’ equity	101,653	118,176
Total liabilities and stockholders equity	$112,503	$128,017

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data, unaudited)

	Three months ended
	March 31,
	2016	2015
Expenses
Research and development	$17,988	$8,207
General and administrative	4,130	3,779
Total operating expenses	22,118	11,986

Loss from operations	(22,118)	(11,986)

Other income, net	204	46
Net loss	$(21,914)	$(11,940)

Unrealized gain on available-for-sale investments	27	5

Comprehensive loss	$(21,887)	$(11,935)

Basic and diluted net loss per share	$(1.13)	$(0.77)

Weighted average number of shares used in computing net loss per share, basic and diluted	19,381	15,454